EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 033-88972, 333-00759, 333-04257, and 333-115163) and the Registration Statements on Form S-8 (Nos. 333-06841, 333-35151, 333-60585, 333-90428, 333-118546, 333-127574, 333-137954, 333-148660, 333-152862), pertaining to the 1992 Stock Plan, the 1997 Employee Stock Purchase Plan, the 1992 Stock Plan, the 2002 Equity Incentive Plan and Non-Qualified Stock Option Plan, the 2002 Equity Incentive Plan and 1997 Employee Stock Purchase Plan, and the 2007 Equity Incentive Plan and 1997 Employee Stock Purchase Plan, of our report dated March 27, 2009, with respect to the financial statements and schedule of A.P. Pharma, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

March 27, 2009